Exhibit 4.3(b)

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

DATED AS OF NOVEMBER 17, 2017

BY AND AMONG

Y-MABS THERAPEUTICS, INC.,

WECO GROUP A/S,

MARK UNGER

AND

LAMBERTO ANDREOTTI REVOCABLE TRUST

Exhibit A — List of Investors

i

Y-MABS THERAPEUTICS, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of November 17, 2017, by and among Y-mAbs Therapeutics, Inc., a Delaware corporation (the “Company”), WECO GROUP A/S, a Danish Corporation (“Weco”), having its principal place of business located at Rungsted Strandvej 113, DK 2960, Rungsted Kyst, Denmark, MARK UNGER, residing at 82 Russell Road, Bethany, CT  06524 (“Unger”), and LAMBERTO ANDREOTTI REVOCABLE TRUST (“Andreotti”), having its principal place of business is at 1 West 64th Street, Apt. 12A, New York, NY 10023. Weco, Unger and Andreotti are also sometimes collectively referred to herein as the “Investors” and individually as an “Investor”.  The Investors are also sometimes collectively referred to herein as the “Stockholders” and individually as a “Stockholder.”  Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company and the Investors are parties to that certain Securities Purchase Agreement dated of even date herewith (the “Securities Purchase Agreement”), pursuant to which the Investors are purchasing certain shares of Common Stock of the Company; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement, and pursuant to the terms of the Securities Purchase Agreement, the parties hereto desire to enter into this Agreement in order to grant certain registration rights to the Investors as set forth below.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt of and adequacy of which is hereby acknowledged, the parties hereto further agree as follows:

1.                                      Definitions.

1.1                            Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate”  means, with respect to any person, any other person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, stockholder or other equity holder of such person or manager, director, officer or employee of such person. For purposes of this definition, “control,” when used with respect to any specified person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” shall have the meaning set forth in the preamble.

“Board of Directors” means the board of directors of the Company.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company as filed on April 30, 2015, as amended by that certain Certificate of Amendment of Certificate of Incorporation, as filed on June 3, 2015, and as further amended by that certain Certificate of Amendment of Certificate of Incorporation as filed on July 10, 2017, with the Secretary of State of the State of Delaware, and as amended, modified, supplemented or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act (as defined herein).

“Common Stock” means the Company’s Common Stock, $.0001 par value per share.

“Company” shall have the meaning set forth in the preamble.

“Control” (including its correlative meanings, “controlled by,” “controlling” and “under common control with”) shall mean possesses directly or indirectly through one or more intermediaries, of power to direct or cause the direction of management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Holder” shall mean (i) any Investor that holds Registrable Securities (as defined herein), (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

“Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereof

“Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereof

“Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act

“Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than a majority of the outstanding Registrable Securities, provided that for purposes of Section 2.3 the term “Initiating Holders” shall mean any Holder or Holders requesting registration under such Section.

“Investor and Investors” shall have the meanings set forth in the preamble.

“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Securities Purchase Agreement) and any individual designated as a “Key Employee” by a majority of the Board of Directors.

“Major Investor” means each Investor holding at least one percent (1.0%) of the Company’s Common Stock on a fully diluted basis.

“Preferred Holders” shall mean any holder of Preferred Stock.

“Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company as may be established by the Board and having the rights, privileges, preference, duties, liabilities and obligations specified with respect thereto as may be set forth in the Certificate of Incorporation as amended, or as may be set forth in a Certificate of Designations, filed with the Secretary of State of the State of Delaware, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Purchase Agreement” shall have the meaning set forth in the recitals.

“Registrable Securities” shall mean (i) any shares of Common Stock beneficially owned by the Investors, and (ii) any shares of Common Stock issued or issuable with respect to any shares described in subsection (i) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Common Stock (it being understood that, for purposes of this Agreement, a person shall be deemed to be a Holder of Registrable Securities whenever such person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected; provided, however, that Registrable Securities shall not include any shares of Common Stock described above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, accounting fees, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one special counsel for the Holders (selected by a majority-in-interest of the Holders), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

“Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(b) hereof.

“Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 501” shall mean Rule 501 of Regulation D promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 506” shall mean Rule 506 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Securities Purchase Agreement” shall have the meaning set forth in the Recitals.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders not to exceed $50,000 included in Registration Expenses).

“Shares” shall mean (i) the Company’s Preferred Stock, (ii) the Company’s Common Stock and (iii) any securities issued with respect to the foregoing upon any stock split, stock dividend, recapitalization, or similar event or upon any conversion.

“Stockholder” and “Stockholders” shall have the meanings set forth in the preamble.

2.                                      Registration Rights; Restrictions on Transfer.

2.1                            Demand Registration.

(a)                                 Request for Registration.  Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration of the Registrable Securities of the Company at an aggregate offering price to the public (net of underwriting discounts and commissions) of not less than Ten Million Dollars ($10,000,000) (such request shall state the number of shares of Registrable Securities requested to be disposed of by such Initiating Holders), the Company will:

(i)                                     promptly give written notice of the proposed registration to all other Holders; and

(ii)                                  as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered; provided that unless a registration pursuant to this Section 2.1 is the Company’s Initial Public Offering, the Company also shall use its reasonable best efforts to file the registration statement within ninety (90) days of the receipt of the request from the Initiating Holders.

(b)                                 Limitations on Requested Registration.  The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)                                     Prior to the earlier of (A) the four (4) year anniversary of the date of this Agreement or (B) six (6) months following the effective date of the Company’s Initial Public Offering;

(ii)                                  In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii)                               After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (1) registrations where at least 75% of the Registrable Securities requested to be registered are in fact registered and which have been declared or ordered effective and pursuant to which securities have been sold, and (2) registrations that closed, or were withdrawn at the request of the Holders (other than as a result of a material adverse change to the Company)); or

(iv)                              During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days (or in the case of the Company’s Initial Public Offering, one hundred eighty (180) days) after the effective date of, a Company-initiated registration (other than a registration relating solely to employee benefit plans); provided that (A) the Company is actively employing in good faith best efforts to cause such registration statement to become effective and, (B) with respect to any request for registration pursuant to Section 2.1(a) received prior the date of filing of such Company-initiated registration, the Company shall have delivered written notice to the holders of Registrable Securities of its intent to file such registration within thirty (30) days after its receipt of such request.

(c)                                  Deferral.  If (i) in the good faith judgment of the Board of Directors, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(iv) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve (12)-month period.

(d)                                 Underwriting.  If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in subsection 2.1(a)(i).  In such event, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein.  If the Company shall request inclusion in any registration pursuant to this Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to this Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10).  The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the majority-in-interest of the Initiating Holders, which underwriters shall be reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders.  In no event shall Registrable Securities be excluded from such registration unless all other stockholders’ securities and securities for the account of the Company have been first excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders.  The securities so excluded shall also be withdrawn from registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.  If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2                            Piggyback Registration.

(a)                                 Piggyback Registration.  If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)                                     promptly give written notice of the proposed registration to all Holders; and

(ii)                                  use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.  Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)                                 Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i).  In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting.  In no event shall any Registrable Securities be excluded from such registration and underwriting unless all other stockholders’ securities have been first excluded.  In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such registration and underwriting, then the Registrable Securities that are included in such registration and underwriting shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders.  Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the registration and underwriting be reduced below twenty-five percent (25%) of the total amount of securities requested to be included in such registration and underwriting, unless such registration is the Company’s Initial Public Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter.  The securities so excluded shall also be withdrawn from such registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)                                  Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3                               Registration on Form S-3.

(a)                                 Request for Form S-3 Registration.  If the Company is then qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, and shall receive from Initiating Holders a written request signed by such Initiating Holder(s) that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities requested to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such actions with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii); provided that in the case of a registration pursuant to this Section 2.3, the Company also shall use its reasonable best efforts to file the registration statement within ninety (90) days of the receipt of the request from the Initiating Holders.

(b)                                 Limitations on Form S-3 Registration.  The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)                                     In the circumstances described in either Sections 2.1(b)(ii) or 2.1(b)(iv);

(ii)                                  If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public (net of any underwriters’ discounts and commissions) of less than Ten Million Dollars ($10,000,000); or

(iii)                               If, in a given twelve (12)-month period, the Company has effected two (2) such registrations in such period that have been declared effective by the SEC.

(c)                                  Deferral.  The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)                                 Underwriting.  If the Initiating Holders requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 2.1(d) shall apply to such registration.  Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4                            Expenses of Registration.  All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; and provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of, or their learning of, such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 or 2.3, as the case may be.  All Selling Expenses shall be borne pro rata by the selling Holders based on the number of Registrable Securities requested to be so registered.

2.5                            Registration Procedures.  In the case of each registration effected by the Company pursuant to this Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  At its expense, the Company will use its commercially reasonable efforts to:

(a)                                 Keep such registration effective for a period ending on the earlier of the date which is nine (9) months from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)                                 Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)                                  Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)                                 Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)                                  Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)                                   Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)                                  Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)                                 Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;

(i)                                     In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(j)                                    Use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

2.6                            Indemnification.

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, investment advisers and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance; (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, investment advisers and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action as they are incurred; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel, investment advisers or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided further, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)                                 To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action as they are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and

provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder.

(c)                                  Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided further, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)                                 If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.6(b), shall exceed the net proceeds from the offering received by such Holder.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7                            Information by Holder.  Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8                            Restrictions on Transfer.

(a)                                 The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8.  Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10; provided that the Company will not require any transferee of shares pursuant to an effective registration statement or, following the Initial Public Offering, Rule 144, to be bound by the terms of this Agreement, and (y):

(i)                                     There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)                                  Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at such Holder’s expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.  It is agreed that the Company will not require opinions of counsel or “no action” letters for transactions made pursuant to Rule 144, except in unusual circumstances.

(iii)                               Notwithstanding the provisions of subsections (a)(i) and (a)(ii) above, no such registration statement or opinion of counsel or “no action” letter shall be necessary for: (A) a transfer by a Holder to any of its Affiliates

(including an Affiliated fund managed by the same manager or managing member or general partner or management company or investment adviser or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company or investment adviser, each an “Affiliated Fund”); (B) a transfer by a Holder that is a partnership, limited liability company or corporation to a partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (C)  a transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse; or (D) the transfer by a Holder exercising its co-sale rights under the Fourth Amended and Restated Stockholders Agreement by and among the Company, the Investors and the stockholders named therein of even date herewith, as amended, if in each transfer under clauses (A), (B), or (C) the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Holder hereunder.

(b)                                 Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING AS SET FORTH IN AN REGISTRATION RIGHTS AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(c)                                  The first legend referring to federal and state securities laws identified in Section 2.8(b) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act; or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act; or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel reasonably satisfactory to the Company, that such securities can be sold pursuant to Rule 144 under the Securities Act without volume or manner of sale restrictions.

2.9                            Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)                                 Make and keep adequate current public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                                 File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)                                  So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10                     Market Stand-Off Agreement.  If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Stockholder hereby agrees that such Stockholder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Stockholder immediately before the effective date of the Company’s Initial Public Offering (other than those included in the registration) during the one hundred eighty (180) day period (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) following the effective date of the Company’s Initial Public Offering; provided that all of the directors and officers of the Company and one percent (1%) stockholders of the Company agree to the same terms; provided, further that if the Company or the underwriters waive or shorten the lock-up period for any of the Company’s officers, directors or stockholders, then the lock-up for each Stockholder will be identically waived or shortened.  The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.  The provisions of this Section 2.10 shall not apply to shares of Common Stock acquired in the Initial Public Offering or in the open market following the Initial Public Offering.  The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period (or such other applicable period).  Each Stockholder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11                     Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12                     Transfer or Assignment of Registration Rights.  The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to: (a)  an Affiliate of a Holder (including an Affiliated Fund or entity) or a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; or (b) a Holder’s family member or trust for the benefit of an individual Holder or Holder’s family member; provided that (i) any such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, and applicable securities laws; (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned; (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10; (iv) any such transferee is not engaged in direct competition with the Company as reasonably determined by the Board of Directors; and (v) immediately after such transfer or assignment, the future disposition of the transferred or assigned Registrable Securities by such transferee or assignee shall be restricted under the Securities Act.

2.13                     Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities, enter into any agreement with any Holder or prospective Holder of any securities of the Company giving such Holder or prospective Holder any registration rights unless, under the terms of such agreement, such Holder or prospective Holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number or Registrable Securities of Holders that are included.

2.14                     Termination of Registration Rights.  The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) the date on which such Holder holds no Registrable Securities; (ii) five (5) years after the closing of the Company’s Initial Public Offering; and (iii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three (3)-month period without registration and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1).

3.                                      Miscellaneous.

3.1                            Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the holders of at least a majority of the shares of Common Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144).  Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all holders of shares of Common Stock in the same fashion. In addition, any amendment to this Agreement which may have a disproportionately adverse effect on any Holder (in relation to any other Holder of Common Stock) will require the prior written consent of such Holder.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future Holder of all such securities of Holder.  Each Holder acknowledges that by the operation of this paragraph, the holders holding at least a majority of the shares of Common Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement, but only in a manner effecting all such holders equally and subject in each case to the limitations set forth herein.

3.2                            Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)                                 if to an Investor, only at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)                                 if to the Company, one copy should be sent to:

Y-mAbs Therapeutics, Inc.

750 Third Avenue

9th Floor

New York, NY  10017

Tel. (212) 847-9841

Facsimile:

E-mail:  gadt@me.com

Attention:  President

With a copy to:

Satterlee Stephens LLP

230 Park Avenue

New York, NY  10169

Facsimile:  212-818-9606

E-mail:   dkinsey@ssbb.com

Attention:  Dwight A. Kinsey, Esq.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors.

3.3                            Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of New York, without regard to principles of conflicts of law.

3.4                            Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a Holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.  The rights of any Investor under this Agreement may be assigned, in whole or in part, to any Affiliate of such Investor in connection with a transfer of such Investor’s Registrable Securities by such Investor to such Affiliate.

3.5                            Entire Agreement; Rescission of Prior Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior written or oral agreements and understandings relating to such subject matter.  No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof by any warranties, representations or covenants except as specifically set forth herein.

3.6                            Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

3.7                            Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

3.8                            Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.9                            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

3.10                     Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, including PDF email transmission.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

3.11                     Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

3.12                     Affiliated Funds or Aggregation of Stock.  All shares of Common Stock and Preferred Stock held or acquired by Affiliated Funds or Affiliated entities or persons or entities under common investment management or control shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement.  Additionally, for any Holder that is a partnership, corporation or limited liability company, the general partner, limited partners, retired partners, shareholders, members, retired members and Affiliates of such Holder, or the members or retired members of the foregoing, as applicable, or the estates, beneficiaries and family members of any such general partner, limited partners, retired partners, shareholders, members, and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reductions pursuant to Section 2.1 or 2.3 with respect to such Holder shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this Section 3.12.

3.13                     Acknowledgment.  The Company acknowledges that the Investors and their respective Affiliates currently may be invested in, may invest in or may consider investments in public and private companies, including, without limitation, companies that may compete either directly or indirectly with the Company, and that the execution of this Agreement, the terms hereof and the access to the Company’s confidential information hereunder shall in no way be construed to prohibit or restrict the Investors or their respective Affiliates, as the case may be, from maintaining, making or considering such investments or from otherwise operating in the ordinary course of business. Further, the Company understands and acknowledges that the use by the Investors or their respective Affiliates, as the case may be,  in connection with evaluating investment opportunities, trading securities in the public markets and participating in private investment transactions of any knowledge, experience and know-how that (a) comprises or is based on confidential information of the Company received by the Investors or their respective Affiliates, as the case may be, pursuant to this Agreement, and (b) is retained in the memory of any authorized representative of the Investors or their respective Affiliates, as the case may be, after having access to such confidential information (so long as it was not intentionally retained for the purpose of breaching this Agreement) shall not be a breach of hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement effective as of the day and year first above written.

COMPANY:

Y-mAbs Therapeutics, Inc.
By:
Name:	Thomas Gad
Title:	Founder, Chairman and President

INVESTORS:

WECO GROUP A/S

By:
Name:	Johan Wedells-Wedellsborg
Title:	Chief Executive Officer

By:
Name:	Mark Unger
Title:

[Signature Page to Registration Rights Agreement]

LAMBERTO ANDREOTTI
REVOCABLE TRUST

By:
Name:	Lamberto Andreotti
Title:	Authorized Signatory

[Signature Page to Registration Rights Agreement]

EXHIBIT A

LIST OF INVESTORS

Name	Address	Amount of Investment (USD)	No. of Shares
Weco Group A/S	Rungsted Strandvej 113 DK 2960 Rungsted Kyst Denmark Attn: Johan Wedell-Wedellsborg	$1,555,000	166,310
Mark Unger	82 Russell Road Bethany, CT 06524	$250,000	26,737
Lamberto Andreotti Revocable Trust	1 West 64th Street Apt. 12A New York, NY 10023	$300,000	32,085